                                      FILED UNDER RULE 424(b)(3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)



                                CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                       SUBORDINATED DEBENTURES DUE 2005
                 (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                     -------------------------------------
                            9,338,015 COMMON SHARES
                          ($.01 PAR VALUE PER SHARE)
                           ------------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 16 and 29, 1998, August 4, 11, 18 and 24, 1998, September 1, 3, 15, 21 and 24, 1998, October 1,
13, 14 and 20, 1998, November 9, 12, 16, 20 and 30, 1998, December 3, 17, and
29, 1998, January 4 and 6, 1999, February 17, 1999 and March 3 and 11, 1999.
Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 16 and 29, 1998, August 4, 11, 18 and 24, 1998, September 1, 3, 15, 21 and 24, 1998, October 1, 13, 14 and 20, 1998,
November 9, 12, 16, 20 and 30, 1998, December 3, 17, and 29, 1998, January 4 and 6, 1999, February 17, 1999 and March 3 and 11, 1999, is supplemented to add the following:

                                                                      NUMBER OF
                                                                      CONVERSION
NAME OF SELLING      AMOUNT OF DEBENTURES        PERCENT OF          SHARES THAT
SECURITYHOLDER(1)     BENEFICIALLY OWNED   OUTSTANDING DEBENTURES   MAY BE SOLD(2)
-------------------  --------------------  -----------------------  --------------
Morgan Stanley
Dean Witter                   $25,000                .005%                 507

BancBoston
Robertson
Stephens                   $1,000,000                 .22%               20,300

---------------
(1) The information set forth herein is as of March 16, 1999 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is March 16, 1999.